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                                                                   EXHIBIT 10.18

                            AGREEMENT AND RELEASE


     Frank Sheeder (hereinafter "Executive") and Atrium Corporation, a Delaware corporation (together with its successors and permitted assigns, the "Company"), hereby enter into this Agreement and Release (hereinafter the "Agreement") effective as of December 31, 2000. In exchange for the consideration listed in Paragraph 2 below, Executive promises to comply fully with the terms of this Agreement. In exchange for Executive's promise, the Company agrees to provide Executive with the consideration listed in Paragraph 2 below and to comply fully with the terms of this Agreement.

     1. TERMINATION OF EMPLOYMENT. Executive's last day of employment with the Company shall be December 31, 2000. This shall be considered Executive's termination date ("Termination Date"). Executive agrees to submit concurrently with this Agreement a letter of resignation as an officer and director of the Company and its subsidiaries effective as of the Termination Date.

     2. CONSIDERATION UPON TERMINATION. As of the Termination Date, Executive shall no longer be employed by the Company and its subsidiaries. In consideration of Executive's performance of his obligations under this Agreement and in satisfaction of all claims and benefits under any benefit plans maintained by the Company, after the expiration of the 7-day revocation period in Paragraph 14, provided Executive has not revoked the Agreement pursuant to Paragraph 14, the Company (or, at its option, Atrium Companies, Inc., which shall not relieve the Company of its obligations hereunder) shall provide Executive with the items listed (i) through (ix) below: (i) Executive's annual base salary earned or accrued through the Termination Date to the extent not heretofore paid, which amount is equal to $12,500; (ii) any compensation previously deferred by Executive including any accrued interest or earnings thereon, which amount is equal in total to $0; (iii) Executive's accrued vacation pay, which amount is equal to $0; (iv) any amount arising from Executive's participation in, or benefits under, any incentive, savings and retirement plans, practices, policies and programs applicable generally to other employees of the Company on the Termination Date ("Investment Plans") in accordance with the terms and conditions of such Investment Plans (including their provisions controlling the time and manner of benefit payments), which amount is currently equal to $0; (v) $1,170,000, divided into, and payable in, twenty-four consecutive monthly installments beginning on January 1, 2001 and ending December 1, 2002; (vi) Executive's incentive bonus earned in 2000 through the Termination Date calculated in accordance with the Employment Agreement referenced below, with payment to be made to Executive on or before March 30th of the calendar year immediately following the year with respect to which the calculation of the incentive bonus is made, provided that in no event shall this amount be paid prior to the completion of the applicable audited financial statements of the Company; (vii) any amount due to Executive for reimbursement of business expenses, which amount is equal to $0; (viii) payment of the premium relating to Executive's medical benefits in the

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amount of $1,200 per month for a period of 24 months commencing on January
1, 2001; and (ix) $100,000 for the repurchase and cancellation of all stock options that directly or indirectly give Executive the right to purchase shares of the Company's common stock. Executive expressly agrees to allow the Company to repurchase the securities referenced in clause (ix) above for the amount specified and expressly agrees that Executive may not exercise any options to purchase shares of the Company's common stock. The Company agrees to pay items
(i), (ii), (iii), (vii) and (ix) in a lump sum in cash within ten days of the Termination Date. All payments and benefits under this Paragraph 2 are subject to applicable federal withholding tax and any other taxes as required by law. Executive understands that Executive will receive no other wage, benefit, or other payment from the Company other than the consideration described in this Paragraph 2.

     3. MEDIATION; ARBITRATION; EQUITY. (a) The Company and Executive shall mediate any claim or controversy arising out of or relating to this Agreement, the Buy-Sell Agreement, the Subscription Agreement, or any breach of these agreements, if either of them requests mediation and gives written notice to the other (the "Mediation Notice"). Any notice given pursuant to the preceding sentence shall include a brief statement of the claim or controversy. If the Company and Executive do not resolve the claim or controversy within five (5) days after the date of the Mediation Notice, the Company and Executive shall then use reasonable efforts to agree upon an independent mediator. If the Company and Executive do not agree upon an independent mediator within ten (10) days after the date of the Mediation Notice, either party may request that JAMS/Endispute ("JAMS"), or a similar mediation service of a similar national scope if JAMS no longer then exists, appoint an independent mediator. The Company and Executive shall share the costs of mediation equally and shall pay such costs in advance upon the request of the mediator or any party. Within ten
(10) days after selection of the mediator, the mediator shall set the mediation. If the Company and Executive do not resolve the dispute within thirty (30) days after the date of the Mediation Notice, the dispute shall be decided by arbitration as set forth below.

        (b) Any claim or controversy arising out of or relating to this Agreement, the Buy-Sell Agreement, the Subscription Agreement, or any breach of these agreements, shall be settled by arbitration if such claim or controversy is not settled pursuant to mediation as set forth above. The venue for any such arbitration shall be Dallas, Texas, or such other location as the parties may mutually agree. Except as expressly set forth herein, all arbitration proceedings under this Section 3 shall be undertaken in accordance with the Employment Arbitration Rules of the American Arbitration Association (the "AAA") then in force. Only individuals who are (i) lawyers engaged full-time in the practice of law and (ii) on the AAA register of arbitrators shall be selected as an arbitrator. There shall be one arbitrator who shall be chosen in accordance with the rules of the AAA. Within twenty (20) days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. Judgment on the written award may be entered and enforced in any court of competent jurisdiction. It is mutually agreed that the written decision of the arbitrator


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shall be valid, binding, final and non-appealable. The Company shall bear the cost of the arbitrator's full fees and expenses. In the event action is brought to enforce the provisions of this Agreement pursuant to this Section 3, the non-prevailing parties shall be required to pay the reasonable attorneys' fees and expenses of the prevailing parties, except that if in the opinion of the court or arbitrator deciding such action there is no prevailing party, each party shall pay its own attorneys' fees and expenses.

     The parties hereto agree that such arbitration will be confidential and no details, descriptions, settlements or other facts concerning such arbitration shall be disclosed or released to any third party without the specific written consent of the other party or parties unless required by law or court order or in connection with enforcement of any decision in such arbitration.

        (c) Notwithstanding the foregoing, Executive and the Company recognize that a violation of the non-competition, confidentiality, non-disclosure, and/or non-disparagement provisions set forth in Sections 5 through 9 of this Agreement would cause irreparable harm to the Company (and, with respect to Section 9, irreparable harm to Executive) and the Company, or Executive, as the case may be, is entitled to seek relief in court for any alleged violations of such provisions. Accordingly, the Company, in addition to any other remedies at law or in equity it may have, shall be entitled to equitable relief, including injunctive relief and specific performance, in connection with a breach of
Section 5, 6, 7, 8 or 9 by the Executive. Accordingly, Executive, in addition to any other remedies at law or in equity he may have, shall be entitled to equitable relief, including injunctive relief and specific performance, in connection with a breach of Section 9 by the Company. Nothing in this Agreement shall be construed to limit the power of a court in appropriate circumstances under applicable rules or statutes to award sanctions or costs in any such action.

     4. BREACH OF PROMISES. If Executive or the Company breaks his or its promises in Paragraph 3 or 11 of this Agreement and files a lawsuit based on a claim that the other has released pursuant to this Agreement or files in court a claim subject to the exclusive arbitration provisions hereof, Executive or the Company, as applicable, agrees that he or it will pay for all costs incurred by the Releasees or Executive, including reasonable attorney's fees, in defending against Executive's or the Company's, as applicable, claim.

     5. CONFIDENTIALITY OF AGREEMENT. The Company and Executive promise to keep the negotiation and terms of this Agreement completely confidential except as may be required by law. Notwithstanding the foregoing, the Company and Executive agree that (a) the Company may disclose such information that is a part of this Agreement as it deems necessary in any filing with the Securities and Exchange Commission; (b) the Company may disclose such information as it deems necessary to its professional representatives, including, but not limited to, investment bankers and attorneys so long as these individuals are informed of, and agree to be bound by, this


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confidentiality clause; and (c) Executive may disclose such information as he deems necessary to his immediate family and professional representatives, so long as these individuals are informed of, and agree to be bound by, this confidentiality clause.

     6. NON-COMPETITION.

        (a) The term of Non-Competition (herein so called) shall be for a term beginning on the Termination Date and continuing until the second anniversary of the Termination Date.

        (b) During the term of Non-Competition, Executive shall not, directly or indirectly, render services to, assist, participate in the affairs of, or otherwise be connected with, any person or enterprise, which person or enterprise is engaged in, or is planning to engage in, and shall not personally engage in, any business that is in any respect competitive with the business of the Company, with respect to any products of the Company that were within Executive's management responsibility at any time within the period of his employment by the Company immediately prior to the termination of Executive's employment with the Company, in any capacity which would (i) utilize Executive's services with respect to any such business (a) located within any state of the United States, or any substantially comparable political subdivision of any other country, wherein the Company sold or actively attempted to sell, such products within the period of his employment by the Company immediately prior to the termination of Executive's employment with the Company or (b) which sells or markets products similar to products sold or marketed by the Company in any such state or comparable subdivision; or (ii) utilize Executive's services in selling any products similar to such products of the Company to any person or entity to which the Company sold or actively attempted to sell such products within the twelve-month period immediately prior to the termination of Executive's employment with the Company (a "Competing Business"). Notwithstanding the foregoing, the Company agrees that Executive may own less than five percent of the outstanding voting securities of any publicly traded company that is a Competing Business so long as Executive does not otherwise participate in such Competing Business in any way prohibited by the preceding clause.

        (c) During the term of Non-Competition, Executive will not, and will not permit any of his affiliates to, directly or indirectly, recruit or otherwise solicit or induce any Executive, customer, subscriber or supplier of the Company to terminate its employment or arrangement with the Company, otherwise change its relationship with the Company or establish any relationship with Executive or any of his affiliates for any business purpose deemed competitive with the business of the Company.

        (d) Executive acknowledges that the geographic boundaries, scope of prohibited activities, and time duration of the preceding paragraphs are reasonable in nature and are no broader than are necessary to maintain the goodwill of the Company and its affiliates and the confidentiality of their Confidential Information, and


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to protect the other legitimate business interests of the Company and its affiliates.

        (e) If any court determines that any portion of this Section 6 is invalid or unenforceable, the remainder of this Section 6 shall not thereby be affected and shall be given full effect without regard to the invalid provisions. If any court construes any of the provisions of this Section 6, or any part thereof, to be unreasonable because of the duration or scope of such provision, such court shall have the power to reduce the duration or scope of such provision and to enforce such provision as so reduced.

        (f) As used in this Section 6, the term "Company" shall include the Company and any of its direct or indirect subsidiaries.

     7. NON-DISCLOSURE; CONFIDENTIALITY.

        (a) Executive acknowledges that the Company and its affiliates have trade, business and financial secrets and other confidential and proprietary information (collectively, the "Confidential Information"). The term "Confidential Information" includes, without limitation, sales materials, technical information, processes and compilations of information, records, specifications and information concerning customers or vendors, manuals relating to suppliers' products, customer lists, information regarding methods of doing business, and the identity of suppliers not otherwise known to the public. "Confidential Information" shall not include information that is generally known to other persons or entities who can obtain economic value from its disclosure or use. Executive shall hold in confidence and not directly or indirectly disclose or use or copy or make lists of any Confidential Information or proprietary data of the Company or its affiliates. Executive may disclose Confidential Information pursuant to a subpoena or court order, provided, that, at least ten (10) days (or such lesser period as is practicable given the terms of any order or subpoena) in advance of any such disclosure, Executive shall furnish the Company with a copy of the judicial administrative order requiring that such information be disclosed together with a written description of the information to be disclosed (which description shall be in sufficient detail to allow the Company to determine the nature and scope of the information proposed to be disclosed), and Executive covenants and agrees to cooperate with the Company to deliver the minimum amount of information necessary to comply with such order.

        (b) Executive further agrees not to use any Confidential Information for the benefit of any person or entity other than the Company or its affiliates.

        (c) As used in this Section 7, the term "Company" shall include the Company and any of its direct or indirect subsidiaries.

     8. INVENTIONS; ASSIGNMENT. All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related


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to the Company's business, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Executive may discover, invent or originate during his employment with the Company, and for a period of twelve (12) months after the Termination Date, either alone or with others and whether or not during working hours or by the use of the facilities of the Company ("Inventions"), shall be the exclusive property of the Company. Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its rights therein, and shall assist the Company, at the Company's expense, in obtaining, defending and enforcing the Company's rights therein. Executive hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Company to protect or perfect its rights to any Inventions.

     9. NON-DISPARAGEMENT. Executive agrees not to disparage the Company or any of its direct or indirect affiliates or any of their respective shareholders, affiliates, directors, officers, agents or representatives, or any of their products or practices, either orally or in writing. The Company agrees to cause its Board of Directors, Chief Executive Officer and Chief Financial Officer, and to use its reasonable efforts to cause its other employees, not to disparage Executive or any of his practices, either verbally or in writing.

     10. RESPONSIBILITIES UPON TERMINATION.

        (a) Executive shall advise the Company of the identity of his new employer within ten (10) days after accepting new employment and further agrees to keep the Company so advised of any change in employment during the Term of Non-Competition set forth in Paragraph 6;

        (b) The Company in its sole discretion may notify any new employer of Executive that he has an obligation not to compete with the Company during such term; and

        (c) Executive shall deliver to the Company any and all records, forms, contracts, memoranda, work papers, customer data and any other documents which have come into his possession by reason of his employment with the Company (including its direct and indirect subsidiaries), irrespective of whether or not any of said documents were prepared for him, and he shall not retain memoranda in respect of or copies of any of said documents.

     11. OTHER AGREEMENT. Except for claims solely to enforce his rights under this Agreement (subject to Paragraph 4 of this Agreement), claims to enforce rights arising under the Age Discrimination in Employment Act of 1967 ("ADEA") after Executive has signed this Agreement, and claims to enforce his rights arising under the Consolidated Omnibus Reconciliation Act of 1986 ("COBRA"), the Buy-Sell Agreement dated March 28, 2000 between the Company and Executive, and the provisions of the


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Subscription Agreement dated March 28, 2000 between the Company and
Executive, not terminated pursuant to Section 14 hereof, Executive promises to and hereby does release the Company and its subsidiaries, affiliates, stockholders and related companies, and their respective employees, officers, directors, attorneys, agents, shareholders, partners, members and representatives, as well as the trustees of any of their employee benefit plans (collectively, the "Releasees"), from any and all actions, causes of action, suits, debts, claims, complaints, charges, contracts, controversies, agreements, promises, damages, counterclaims, cross-claims, claims for contribution and/or indemnity, claims for costs and/or attorney's fees, judgments and demands whatsoever, in law or equity, known or unknown, he ever had, now has, or may have in the future. Executive understands that this includes, but is not limited to, the release of any rights or claims Executive may have under the ADEA, which prohibits age discrimination, Title VII of the Civil Rights Act of 1964 ("Title VII"), which prohibits discrimination based on race, color, national origin, religion or sex, the Americans with Disabilities Act ("ADA"), which prohibits disability discrimination, the Family and Medical Leave Act, which imposes requirements for leave related to a serious health condition or the birth, adoption or placement of a child, claims pursuant to any other federal, state or local law regarding discrimination based on age, race, sex, pregnancy, religion, national origin, marital status or disability or any other unlawful basis, claims for alleged violation of any other local, state or federal law, regulation, ordinance, public policy or common-law duty. Executive understands that this also includes a release by Executive of claims for breach of express or implied contract, wrongful discharge, constructive discharge, breach of an implied covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, and any claims under the Employee Retirement Income Security Act of 1974 ("ERISA"). This release is intended to cover all claims in existence as of the date of Executive's signature on this Agreement, including both claims about which Executive knows and about which Executive does not know. Executive further represents that he has not filed any claims against the Releasees, or any of the individuals covered by this Agreement with any governmental agency or any court, and promises that Executive will not do so at any time hereafter regarding any claim released under this Agreement. Nothing in this Agreement shall prohibit Executive from filing a charge of discrimination with the U.S. Equal Employment Opportunity Commission ("EEOC") or participating in an investigation or proceeding conducted by EEOC, provided that Executive agrees to waive any relief with respect to such charge of discrimination.

     The Company acknowledges that the Company has not discovered any facts or circumstances that would lead the Company to reasonably conclude that the Company has a claim, action, cause of action, suit, or complaint against Executive with respect to Executive's employment with the Company as of the Termination Date.

     Except for claims solely to enforce its rights under this Agreement (subject to Paragraph 4 of this Agreement), the Buy-Sell Agreement dated March 28, 2000 between the Company and Executive, and the provisions of the Subscription Agreement dated March 28, 2000 between the Company and Executive, not terminated


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pursuant to Section 14 hereof, the Company promises to and hereby does release Executive from any and all actions, causes of action, suits, debts, claims, complaints, charges, contracts, controversies, agreements, promises, damages, counterclaims, cross-claims, claims for contribution and/or indemnity, claims for costs and/or attorney's fees, judgments and demands whatsoever, in law or equity, known or unknown, the Company ever had, now has, or may have in the future. This release is intended to cover all claims in existence as of the date of the Company's signature on this Agreement, including both claims about which the Company knows and about which the Company does not know. The Company further represents that it has not filed any claims against Executive with any governmental agency or any court, and promises that the Company will not do so at any time hereafter regarding any claim released under this Agreement.

     Executive acknowledges that Executive has not discovered any facts or circumstances that would lead Executive to reasonably conclude that Executive has a claim, action, cause of action, suit, or complaint against the Company with respect to the Company's employment of Executive as of the Termination Date.

     12. INDEMNIFICATION. Nothing contained in this Agreement shall be construed to limit any obligation the Company has to indemnify Executive under the Company's By-Laws and/or Certificate of Incorporation as in effect from time to time. The Company and Executive agree that the Company will be entitled to select counsel of the Company's choice to represent Executive with respect to any such litigation.

     13. ACKNOWLEDGMENTS. Executive acknowledges that (a) Executive received a copy of this Agreement and was offered a period of twenty-one (21) days to review and consider it; (b) Executive understands that he can use as much of the 21-day period as he wishes prior to signing and if the full 21-day period is not used, Executive knowingly waives the remainder of the period; (c) Executive consulted with and was advised by independent counsel of his choosing before signing this Agreement; (d) no promise or inducement for this Agreement has been made except as set forth in this Agreement; (e) this Agreement is executed by Executive without reliance upon any statement or representation, written or verbal, by the Company or any of the Releasees or their Executives, officers, directors, agents or representatives, except as set forth herein; and (f) Executive is legally competent to execute this Agreement and to accept full responsibility therefor.

     14. REVOCATION PERIOD AND TERMINATION OF AGREEMENTS. Executive acknowledges that he understands that he may revoke this Agreement within seven (7) days of the date of signing of this Agreement by delivering a written notice of revocation to the Company, no later than the close of business on the seventh
(7th) day after the Agreement is signed. If no such revocation is received, this Agreement is effective and irrevocable as of the eighth (8th) day following the signing of this Agreement. Executive and the Company agree that Executive's Employment Agreement dated March 28, 2000, the two Non-Qualified Stock Option Agreements for Key Executives dated March 28,


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2000 and the obligation of Executive to purchase additional securities of the Company under the Subscription Agreement dated March 28, 2000, each between the Company and Executive, are hereby terminated and of no further force or effect.

     15. ENFORCEMENT. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     16. WAIVER. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at any time.

     17. SUCCESSORS. The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. All representations, warranties, covenants, terms, conditions and provisions of this Agreement shall be binding upon and inure to the benefit of, and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the Company and Executive. Neither this Agreement nor any rights, interests or obligations hereunder may be assigned by Executive without the prior written consent of the Company.

     18. COMPLETE AGREEMENT. This Agreement sets forth the entire agreement between Executive and the Company and may not be modified, altered, changed or terminated except upon the express prior written consent of Executive and the Company.

     19. GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas, without giving effect to its conflict of law rules. Except with respect to matters covered by Paragraph 3 of this Agreement, the parties agree to submit to the personal and exclusive jurisdiction of the state and federal courts serving Dallas, Texas with respect to the enforcement or interpretation of this Agreement or the parties' obligations hereunder.

     20. MISCELLANEOUS. Whenever the terms "hereof", "hereby", "herein", or words of similar import are used in this Agreement they shall be construed as referring to this Agreement in its entirety rather than to a particular section or provision, unless the


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context specifically indicates to the contrary. Any reference to a particular
"paragraph" or "section" shall be construed as referring to the indicated paragraph or section of this Agreement unless the context specifically indicates to the contrary. The use of the term "including" herein shall be construed as meaning "including without limitation."

     21. HEADINGS. The headings herein contained are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

     22. NOTICES. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

           IF TO EXECUTIVE:      Frank Sheeder
                                 23 Windsor Ridge Road
                                 Frisco, Texas 75034
                                 Fax:  (972) 624-1865

                                 with a copy to:

                                 Robert Sheeder
                                 Jenkens and Gilchrist, P.C.
                                 1445 Ross Avenue
                                 Suite 3200
                                 Dallas, Texas 75202
                                 Fax:  (214) 855-4300

           IF TO THE COMPANY:    Atrium Corporation
                                 c/o Ardshiel, Inc.
                                 230 Park Avenue, Suite 2527
                                 New York, New York 10169
                                 Attention:  Daniel T. Morley
                                 Fax:  (212) 972-1809

                                 with a copy to:

                                 Joel M. Simon
                                 Marie Censoplano
                                 Paul, Hastings, Janofsky & Walker LLP
                                 399 Park Avenue
                                 Thirty-First Floor
                                 New York, New York 10022-4697
                                 Fax:  (212) 319-4090

or to such other address as any party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually


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received by the addressee.

     23. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.



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     I ACKNOWLEDGE THAT I HAVE READ AND UNDERSTOOD ALL OF THE PROVISIONS OF THIS
AGREEMENT AND RELEASE, THAT I HAVE CONSULTED COUNSEL TO THE EXTENT I DEEM NECESSARY AND THAT I AM VOLUNTARILY ENTERING INTO THIS AGREEMENT AND RELEASE.


------------------------------              ---------------------------------
Frank Sheeder

                                            Name:
                                                  ---------------------------
                                            Title:
                                                    -------------------------
                                            For Atrium Corporation




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